EXHIBIT 99.2

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. ANNOUNCES THE REPURCHASE

OF 44,500 SHARES OF ITS COMMON STOCK IN

THE THIRD QUARTER OF 2019

SOUTHPORT, CONNECTICUT, October 2, 2019 - Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that during the third quarter of 2019 the Company repurchased a total of 44,500 shares of its common stock in open market transactions at an aggregate cost of $2.0 million. The average price per share repurchased was $44.83. These repurchases were funded with cash on hand.

At the end of the third quarter, $86.7 million remained authorized and available for share repurchases and 17.4 million shares of common stock remained outstanding.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

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The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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